(KIRKLAND’S LOGO)

News Release

Contact: Rennie Faulkner
Executive Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS THIRD QUARTER RESULTS

JACKSON, Tenn. (November 18, 2005) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week and 39-week periods ended October 29, 2005.

Net sales for the 13 weeks ended October 29, 2005, increased 8.9% to $90.2 million compared with $82.8 million for the 13 weeks ended October 30, 2004. Comparable store sales for the third quarter of 2005 decreased 3.4% compared with a 13.5% decrease for the third quarter of fiscal 2004. The Company reported a net loss of $2.5 million, or $0.13 per diluted share, for the third quarter of fiscal 2005 compared with a net loss of $3.0 million, or $0.16 per diluted share, for the prior-year period. Results for the third quarter of fiscal 2005 include an estimated loss of approximately $1.2 million to $1.4 million in sales, including approximately 70 basis points in comparable store sales, due to the combined impact of three hurricanes that affected the Company’s stores during the third quarter. During the third quarter, the Company opened 26 new off-mall stores and closed 5 mall stores, ending the quarter at 334 stores.

Net sales for the 39-week period ended October 29, 2005, increased 4.6% to $261.7 million from $250.1 million for the 39-week period ended October 30, 2004. Comparable store sales for the 39 weeks ended October 29, 2005, decreased 8.1% compared with a 5.4% decrease in the prior-year period. The Company reported a net loss of $9.8 million, or $0.51 per diluted share, for the 39-week period in 2005 compared with a net loss of $5.0 million, or $0.26 per diluted share, for the 39-week period in 2004.

Jack Lewis, Kirkland’s President and CEO, said, “The third quarter was a challenging one due to the severity and frequency of hurricanes in several of our key markets. We are proud of the efforts of our associates in working to minimize the disruptions from these storms and return their stores to operation as quickly as possible. Even after including the impact from the hurricanes, sales were in line with our range of expectations. Customer traffic remained weak throughout the quarter in both mall and non-mall venues. We were able to offset some of the impact from this continued trend with higher conversion rates and transaction sizes, particularly at our off-mall stores.”

Fourth Quarter and Fiscal 2005 Outlook
The Company issued guidance for the fourth quarter ending January 28, 2006, of net income of $0.57 to $0.65 per diluted share, compared with net income of $0.59 per diluted share in the prior-year period. Net sales are expected to be $152 million to $157 million, with a comparable store sales decrease of 1% to 4% compared with net sales of $144.3 million and a comparable store sales decrease of 4.2% in the prior-year period.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Third Quarter Results

November 18, 2005

The Company expects to report earnings for fiscal 2005 in a range of $0.06 to $0.14 per diluted share, net sales of approximately $414 million to $419 million, and a comparable store sales decrease of 5% to 7%. The Company had previously expected fiscal 2005 earnings of $0.12 to $0.20 per share. The Company expects to open 59 new stores and close 32 stores, or a net increase of 27 stores, in fiscal 2005. One store that had been scheduled to open in January 2006, the last month of the fiscal year, is now expected to open in February 2006.

Mr. Lewis added, “Our focus today is on preparing our stores for the holiday selling season, including a significant number of new stores that will be opening in the weeks ahead. During the third quarter we completed the assembly of our buying team, and this team continues to implement the new merchandising initiatives commenced earlier this year. We are receiving a significant amount of new product in our stores as Thanksgiving weekend approaches, and we have increased our marketing expenditures in order to drive traffic during the next six weeks. Due to the lack of sales momentum in October and to date in November, as well as macroeconomic issues such as higher heating costs this winter, we still think it is prudent to take a slightly more conservative outlook for the fourth quarter than we had originally anticipated.”

Investor Conference Call and Web Simulcast
Kirkland’s will conduct a conference call today at 11:00 a.m. EST to discuss the third quarter earnings release and other Company developments, including the outlook for the fourth quarter. The number to call for this interactive teleconference is (719) 457-2621. A replay of the conference call will be available until November 25, 2005, by dialing (719) 457-0820 and entering the passcode, 7953348.

Kirkland’s will also host a live broadcast of its conference call online at the Company’s website, www.kirklands.com, as well as http://phx.corporate-ir.net/playerlink.zhtml?c=131653&s=wm&e=1135548. The webcast replay will follow shortly after the call and will continue until December 2, 2005.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 338 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Quarter Results

November 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	October 29,	October 30,
	2005	2004
		(restated)
Net sales	$90,200	$82,815
Cost of sales	64,516	58,231

Gross profit	25,684	24,584
Operating expenses:
Other operating expenses	25,914	25,876
Depreciation and amortization	3,843	3,065
Non-cash stock compensation charge	—	77

Operating income	(4,073)	(4,434)
Interest expense:
Revolving line of credit	80	178
Loss on early termination of indebtedness	—	364
Amortization of debt issue costs	6	38
Interest income	—	(8)
Other income	(60)	(61)

Loss before income taxes	(4,099)	(4,945)
Income tax benefit	(1,620)	(1,953)

Net income (loss)	$(2,479)	$(2,992)

Earnings (loss) per share:
Basic	$(0.13)	$(0.16)

Diluted	$(0.13)	$(0.16)

Shares used to calculate earnings per share:
Basic	19,336	19,253

Diluted	19,336	19,253

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KIRK Reports Third Quarter Results

November 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	39 Weeks Ended
	October 29,	October 30,
	2005	2004
		(restated)
Net sales	$261,683	$250,127
Cost of sales	189,692	177,286

Gross profit	71,991	72,841
Operating expenses:
Other operating expenses	77,432	71,747
Depreciation and amortization	10,919	8,425
Non-cash stock compensation charge	—	211

Operating income	(16,360)	(7,542)
Interest expense:
Revolving line of credit	153	368
Loss on early termination of indebtedness	—	364
Amortization of debt issue costs	16	143
Interest income	(90)	(46)
Other income	(201)	(153)

Loss before income taxes	(16,238)	(8,218)
Income tax benefit	(6,414)	(3,246)

Net income (loss)	$(9,824)	$(4,972)

Earnings (loss) per share:
Basic	$(0.51)	$(0.26)

Diluted	$(0.51)	$(0.26)

Shares used to calculate earnings per share:
Basic	19,309	19,214

Diluted	19,309	19,214

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KIRK Reports Third Quarter Results

November 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	October 29, 2005	October 30, 2004	January 29, 2005
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$463	$6,208	$17,912
Inventories, net	57,811	50,308	37,073
Other current assets	17,922	15,016	9,667

Total current assets	76,196	71,532	64,652
Property and equipment, net	70,018	61,578	64,020
Other long-term assets	1,599	2,166	1,465

Total Assets	$147,813	$135,276	$130,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$3,674	$16,210	$—
Accounts payable	35,476	27,715	22,199
Other current liabilities	16,997	14,729	14,936

Total current liabilities	56,147	58,654	37,135
Deferred rent and other	35,324	23,068	27,882

Total liabilities	91,471	81,722	65,017

Net shareholders’ equity	56,342	53,554	65,120

Total Liabilities and Shareholders’ Equity	$147,813	$135,276	$130,137

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